Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q3 2010 Tidewater Earnings Conference Call

Event Date/Time: May 20, 2010 / 03:00PM GMT

CORPORATE PARTICIPANTS

Joe Bennett

Tidewater - IR

Dean Taylor

Tidewater - Chairman, President, CEO

Quinn Fanning

Tidewater - CFO

Jeff Platt

Tidewater - COO

Steve Dick

Tidewater - EVP

CONFERENCE CALL PARTICIPANTS

Jim Crandell

Barclays Capital - Analyst

Dan Boyd

Goldman Sachs - Analyst

Pierre Conner

Capital One - Analyst

Terese Fabian

Sidoti - Analyst

Richard Sanchez

ODS Petro Data - Analyst

PRESENTATION

Operator

Good morning. My name is Celeste and I will be your conference operator today. At this time, I would like to welcome everyone to the fiscal 2010 fourth quarter earnings conference call. (Operator Instructions). I would now like to turn today’s call over to Mr. Joe Bennett. Please go ahead sir.

Joe Bennett - Tidewater - IR

Thank you Celeste. Good morning everyone, and welcome to Tidewater’s fiscal 2010 full-year and fourth quarter earnings results conference call for the period ended March 31, 2010. I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our Chairman, President and CEO, Dean Taylor, Jeff Platt, who recently was promoted to Chief Operating Officer, Quinn Fanning, Executive Vice President and CFO, Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions, and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. In a minute, I will turn the call over to Dean for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Dean will then provide some wrap-up comments before we open the call for questions. First, let me say that during today’s conference call, Dean, Quinn, I and other Tidewater Management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10K. With that, I’ll turn the call over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Joe, and good morning, everyone. Earlier today we reported fully diluted earnings per share for our fourth fiscal quarter of of $1.10, which compares with with $2.13 for the year-ago quarter and $1.16 that we reported in the December 2009 quarter. For the full-year we earned earned $5.02 per fully diluted share against $7.89 for fiscal 2009. Quinn will share with you in a minute a few items recorded on our fourth fiscal quarter, which impacted the results for the March quarter and fiscal year ended. It should not come as a surprise that our fiscal 2010 results did not match our strong performance of last year, given the global economic downturn and the impact it had on energy company profits and their capital spending. We’re heartened to be able to report earnings per share in the $5-plus range in the middle of the cyclical trough for the industry. And possibly more important that we continued to generate substantial cash flow that we have reinvested in new equipment for the future. Moreover, our balance sheet remains extremely strong with the net debt-to-total-capital ratio of 2.1%.

While I believe we will continue to battle these tough times for a while longer, I feel that by sometime next calendar year our industry and Tidewater should be on the road to recovery. I’d like to highlight several important developments for the Company that have occurred in recent months and weeks. First, our fourth quarter marked another three months of outstanding safety performance by the Company. It helped make fiscal 2010 the first year in the Company’s 54-year history that we operated for a full fiscal year with no lost-time accidents. I want to commend our near 8,000 employees for their excellent safety performance, something that we believe sets Tidewater apart from our competition in the marketplace. In recognition of this significant safety achievement, Tidewater’s Board of Directors authorized a $1 million bonus to be divided amongst the vessel masters, chief engineers and first officers and other leaders of our offshore workforce. As you may have noted in our press release, we recently reached a preliminary agreement with the SEC’s enforcement staff over our previously reported investigation into possible FCPA violations in Nigeria and Azerbaijan.

This agreement begins to bring this matter to a close, pending final approval by the SEC. Importantly, as a result of the compliance and operational changes we have adopted, I believe Tidewater today is better prepared to be in regulatory compliance without compromising our ability to compete in the international offshore oil and gas marketplace, where a large part of the future growth opportunities for our Company reside.

Lastly, I want to salute the captain and crew of our Deepwater platform supply vessel, the Damon B. Bankston that was working in support of Transocean’s Deepwater Horizon drilling rig that suffered an explosion and fire on April 20 while engaged in drilling BP’s Macondo exploratory well in the Gulf of Mexico. The 13-member crew risked their lives while helping to save the lives of the 115 workers who safely evacuated the damaged rig. Unfortunately, as you know, 11 workers on the rig perished in the explosion and subsequent fire, and our thoughts and prayers go out to the families and friends of these individuals.

There are a number of media accounts of the efforts of the Damon B. Bankston crew during the period leading up to and immediately following the incident. So I will not detail all that they did. The accident and resulting oil spill is a setback for the offshore oil industry. Nevertheless, the performance of the crew of the Damon B. Bankston represents one of the finest hours in the history of Tidewater. I also note that their actions and professionalism are also a reflection of the quality of our operating staff. Well done to all.

At this point, let me turn the call over to Quinn to detail the financial results of the quarter and fiscal year and provide you guidance about our outlook for the near term. Afterwards, I will give you my thoughts on our industry outlook and Tidewater’s strategy. Quinn?

Quinn Fanning - Tidewater - CFO

Thank you, Dean. Good morning, everyone. First, I will call your attention to our earnings press release which we put out this morning prior to the markets opening. Note also that we expect to file our annual report on Form 10K through the EDGAR Filing Service sometime before the close of business today.

Turning to financial results as of and for the three- and 12-month period ended March 31, 2010, I will provide a recap of the quarter and year just completed, offer a few perspectives on what is driving financial results and then provide our near-to-intermediate term outlook. As usual, I’ll conclude my remarks with a review of capital commitments and available liquidity. As Dean noted in his introductory remarks, we reported diluted earnings per common share of $1.10 for the March quarter versus diluted earnings per common share of $1.16 for the December quarter and diluted earnings per common share of $2.13 for the March quarter of fiscal 2009. Recall that the March quarter of fiscal 2009 was the second highest quarterly result in the Company’s history. Diluted earnings per common share for the 12 months ended March 3, 2010 and March 31, 2009 were $5.02 and $7.89, respectively.

As the just completed March quarter had a number of unusual items I will highlight the following for your period-to-period comparisons;

First, insurance underwriters agreed to pay us $8.2 million to resolve a claim filed under our marine policy for the 15 vessels seized in the first and second quarters of fiscal 2010 by PDVSA and a PDVSA affiliate. After what is effectively a retrospective premium adjustment of $2.8 million, we recognized a $5.4 million benefit in the fourth quarter, or $0.07 per share after tax. That amount is included in “Provision for Venezuela operations.”

Second, in connection with the January devaluation of the Venezuelan Bolivar, we recorded an $11 million foreign exchange gain, or $0.21 per share after tax. If the positive financial statement impact of the Bolivar’s devaluation is counter-intuitive to you, recall we fully reserved for accounts receivable due from PDVSA and its affiliate in the first quarter. As a result the Bolivar devaluation was applied to a net liability position, i.e. the recorded foreign exchange gain served to effectively reduce the dollar value of the previously accrued reserve for possibly uncollectible accounts.

Third, we believe that we have an agreement in principle with the staff of the Securities and Exchange Commission to resolve with the SEC, issues raised by our previously disclosed internal investigation. The financial charge associated with the proposed settlement with the SEC of $11.4 million, or $0.22 per share after tax, was recorded in the March quarter and is included in “General and Administrative Expenses.”

Finally, in the March quarter we accrued both the $1 million safety bonus that was mentioned earlier by Dean, which is included in the crew cost line item of “Vessel operating expenses.” And following our normal impairment analysis, we took a $1.1 million impairment charge on 10 stacked vessels which is included in “Gains on asset dispositions, net.” Together, these two items reduced earnings per share by $0.03 per share after tax. Adjusted for the items just noted, diluted earnings per common share for the three months ended March 31 was $1.07, implying a quarter-over-quarter decrease of about 8% and a year-over-year decrease of about 50%.

In regards to the results for the 12 months ended March 31, in addition to the items just referenced, I’ll remind you of five additional items recorded in the first three fiscal quarters.

In the first and second fiscal quarters, we recognized total non-cash charges of $49.5 million, or $0.94 per share after tax, under “Provision for Venezuelan operations.” Primarily in the second fiscal quarter, we recognized a $36.1 million, or $0.70 per share, tax benefit related to the favorable settlement of tax litigation.

In the second quarter, we also recognized a $3.6 million or $0.05 per share after-tax settlement loss related to lump-sum payment elections that were offered to participants in our supplemental retirement plan.

In the second and third fiscal quarters, we also recognized fines of about $6 million, or $0.09 per share after tax, related to the temporary importation process in Angola.

And finally, in the second and third fiscal quarters, we took impairment charges of about $2 million, or about $0.03 per share after tax, related to seven stacked vessels.

Adjusted for the five additional items noted, diluted earnings per common share for the 12 months ended March 31 was $5.40, implying a year-over-year decrease of about 32%.

Adjusting for the unusual items I’ve just recapped, and also smoothing for quarterly volatility and gains on dispositions and insurance costs, diluted earnings per common share for the first, second, third and fourth quarters of fiscal 2010 would have roughly been $1.83, $1.34, $1.16 and $1.07 respectively.

For fiscal 2010, after-tax return on average unleveraged capital of about $2.5 billion was about 9.5%, and was roughly consistent with our estimated weighted average cost of capital for the period, though the quarter-over-quarter progression in annualized ROIC was downward over the course of the just-completed year. Overall vessel revenues were down 5.8% quarter-over-quarter. For fiscal 2010 relative to fiscal 2009 vessel revenues were down about 16%.

Consistent with our report the last couple of quarters, the revenue trend largely reflects the offsetting impacts, on the one hand, of new vessel deliveries, and, on the other hand, of the stacking and disposing of older tonnage, the net effect of which is fewer but, on average, larger, higher-spec active vessels. Lower reported utilization and stable to higher average day rates in recent quarters is, in part, due to the changing mix of the active and overall fleet.

For quarter-over-quarter comparisons, note that in the March quarter we added seven new vessels to the fleet, including our new MPSV, the Tidewater Enabler; one US flagged Deepwater PSV and one foreign flagged Deepwater anchor handling towing supply vessel; three AHTS vessels assigned to the international towing supply and supply class; and one offshore tug. As some of you know, we acquired the MPSV as construction-in-progress last September. The two other Deepwater vessels were built for Tidewater. The three non-deepwater AHTS vessels and the offshore tug were acquired as recent vintage operating equipment from competitors, reflecting our strategy to opportunistically add high-quality, attractively priced equipment to our fleet.

The new vessel fleet, which now stands at approximately 170 vessels, accounted for about 76% of fourth quarter vessel revenue, and about 88% of vessel level cash operating margin in the March quarter.

For the new vessels, quarter-over-quarter revenue was off about $1.5 million or about 1%. Day rates for the new equipment at about $15,700, were off about 2% and utilization for the active new vessels, which remain in the mid-to high 80s was off a bit more than one percentage point quarter-over-quarter.

While the quarter-over-quarter changes were small, day rates and utilization, together with the impact of the 90-day quarter, essentially offset the positive revenue contribution from the 14 vessels that were added to the fleet in the December and March quarters. Also negatively impacting quarterly revenue was the fact that we stacked an additional 15 previously active vessels and disposed of five previously stacked vessels. As a result, the stacked fleet was 83 vessels at March 31, or up 10 vessels quarter-over-quarter.

Vessel revenue from the traditional vessels was down about $14 million quarter-over-quarter, 40% of which is accounted for by the recent stacking activity and about 15% of which is accounted for by the 90-day or two-day shorter quarter. The balance is obviously day rate and utilization of the still active plus or minus 140 traditional vessels. For the traditional vessels, day rates, at about $7,700 a day, were off approximately 1.8% quarter-over-quarter. Utilization for the active traditional vessels, which is in the mid 60s, was off a bit less than 1.5 percentage points.

Now to more directly bridge the December quarter’s revenues of about $275 million and March quarter’s revenues of $259 million, I will highlight for you the following;

Incremental revenue from the seven new vessels added to the fleet in the December quarter were about $5.9 million, and incremental revenue from the seven vessels added in the March quarter were about $1.6 million. So new equipment added about $7.5 million in revenue.

Lost revenue from stacked vessels was an incremental $5.7 million. The impact of two fewer days in the quarter was about $6 million. Lost revenue from dry docks was up about $3.1 million quarter-over-quarter. FX impacts on revenue was negative also in the quarter, and that was to the extent of about $1 million.

The $7 million balance for the quarter-over-quarter delta, which is about 2.5 percentage points of variance, obviously reflects lower average day rates and utilization on active, new and traditional vessels. Again, day rates were off about 2% for both new and traditional vessels and utilization was off 1 to 1.5 percentage points.

For reference, in the December quarter day rates and utilization on the traditional vessels were off about 8.5% and about eight percentage points respectively. So perhaps we are seeing some positive signs in the quarter-over-quarter changes.

For year-over-year comparisons, note that we took delivery of 28 new vessels in the last four quarters, six of which were vessels or construction projects acquired from competitors, and 15 of which are Deepwater vessels. Five vessels were added in the first quarter of fiscal 2010. Nine vessels were added in the second quarter. Seven vessels were added in the third quarter, and seven vessels were added in the fourth quarter.

Parenthetically, I will note that of the seven vessels delivered in the March quarter, two vessels have term contracts of one year or longer, two vessels have term contracts shorter than one year, and three vessels are presently without term contracts and are working the spot market. Also note that over the last four quarters, Tidewater has stacked 63 previously active vessels, and we reactivated four previously stacked vessels. In fiscal 2010, we also disposed of 49 vessels, including 37 vessels from the previously stacked fleet. Year-over-year comparisons would obviously need to also account for the seizure of 15 vessels in Venezuela, which are not included in these totals.

Turning to OpEx, vessel operating costs were about $146 million for the quarter. And while the previously referenced safety bonus was not contemplated at the time of guidance in February, we also had an offsetting FX balance in the quarter of a similar amount in regards to OpEx. So actual results were very consistent with the OpEx guidance of $147 million, plus or minus 2%.

Vessel level cash operating margin for the quarter was 43.6%, which was a couple of percentage points below expectations largely due to the previously discussed plus-$10 million revenue miss. We again had a good quarter in terms of vessel sales, realizing about $18 million in pretax proceeds, and recognizing about $6.1 million in gains on asset dispositions before the referenced impairment charges. In regards to the realized gains, net, this is a bit better than the quarterly average over the last 12 quarters of about $5.9 million.

Adjusting for the proposed SEC settlement, G&A expense was largely consistent with historical guidance.

Looking at some more specifics in terms of results by segment and asset class, international vessel revenue was off about 7% quarter-over-quarter, and was off 22% year-over-year. Average international vessel count at 337 vessels was down three vessels quarter-over-quarter.

Average vessel count for our international Deepwater class, which accounted for about 32% of vessel revenue in the fourth quarter, was up six vessels to 49 vessels. Utilization at 78.5% was down about 30 basis points quarter-over-quarter. International Deepwater day rates, at about $24,000, were down about 2% quarter-over-quarter. The quarterly trend largely reflects the delivery of two Deepwater vessels in the December quarter and the delivery of three Deepwater vessels in the March quarter.

Current utilization for the international Deepwater fleet is essentially flat relative to the March quarter’s averages. Average day rate, at about $24,600 a day, are up about 3% from the March quarter’s averages.

For the core international towing supply and supply fleet, which accounted for about 48% of fourth quarter vessel revenue, average vessel count was down seven vessels to 199 vessels. Utilization at 56.7% was down about seven percentage points, and average day rates, at about $12,300 a day, were essentially flat quarter-over-quarter. Overall, international towing supply and supply was the only major vessel class showing quarter-over-quarter decreases in revenue. Three new vessels were added to the international towing supply and supply class in the December quarter, and three additional new vessels were added to this class in the March quarter. We have also sold or scrapped 10 vessels out of this class over the last two quarters.

Current international towing supply and supply utilization was up about one percentage point relative to the March quarter averages. Current average day rates are essentially flat relative to the quarter’s average rate.

Looking at the smaller US segment, domestic vessel revenue was up about 13% quarter-over-quarter and off about 24% year-over-year. Average US vessel count was up one vessel quarter-over-quarter to 39 vessels.

For the US Deepwater class, which accounted for about 6% of 4Q vessel revenue, vessel count was up one vessel quarter-over-quarter, reflecting the delivery of a 266-foot PSV from Quality Shipyard, our wholly owned yard in Houma, Louisiana.

US Deepwater utilization at 92% was up eight percentage points quarter-over-quarter. Average day rates, at about $26,000 a day, were down about 3% quarter-over-quarter. Current utilization and day rates for the US Deepwater are down about 4.5 percentage points and 3% respectively from the March quarter’s averages. The quarter-over-quarter trend for US Deepwater, particularly the fact that utilization and day rates are moving in opposite directions, primarily reflects of the delivery of the referenced new-build PSV which is now on a short-term contract.

In regards to the trends since the close of the March quarter, I will note that we had a large vessel in dry dock beginning in late March which is negatively impacting average rates and utilization subsequent to the March quarter.

For the US towing supply and supply feet, which accounted for about 3% of fourth quarter revenue, average vessel count was flat quarter-over-quarter at 25 vessels. Utilization at 41.8% was up about six percentage points quarter-over-quarter. Average day rates, at about $7,400 per day, however, were off about 12% quarter-over-quarter, the net effect of which was revenue for the domestic towing supply and supply class was flat quarter-over-quarter.

Relative to the March quarter averages, current utilization and day rates for the US towing supply and supply fleet are both up moderately.

Now turning to the outlook for the next few quarters, our sense is that certain themes of the last few quarters will continue. As a general matter, the contribution from the newer vessels will continue to be a large and growing percentage of revenues and vessel level cash operating margin (a) because we continue to take delivery of new vessels which, at least to date, we have been reasonably successful in putting to work at decent rates and (b) because we will likely to continue to stack and dispose of older vessels when available charter opportunities do not support the economics of $1 million, $2 million or $3 million dry dock.

In particular, based on commitments at March 31, we expect to take delivery of 21 vessels in fiscal 2011. Eleven out of the 21 vessels are scheduled for delivery in the first fiscal quarter, including four non-Deepwater AHTS vessels that we agreed to purchase in the March quarter. Also included in the first quarter deliveries are two Deepwater PSVs, one Deepwater AHTS vessel, and four additional non-Deepwater AHTS vessels.

Offsetting the revenue benefit of the new deliveries, we are also expecting an uptick in stacking activity in the June quarter relative to the December and March quarters in which we stacked 15 vessels each.

Based, again on very moderate improvements in the market over the next couple of quarters and assuming no acquisitions, we expect that quarterly vessel revenue will average plus or minus $275 million in fiscal 2011. As we sit here today, forward contract cover over the next 12 months on an available days basis is 44% to 45%. Firm contract vessel revenue relative to the estimated vessel revenue, approximates 58% for the same period.

In regards to operating expenses, we’re coming up on the first special survey for four of our VS 486 anchor handling and towing supply vessels in fiscal 2011. Based on the first such docking of a sister ship, which was done in 2Q 2010, these dry docks are expected to cost $3.5 million to $4 million each, and result in lost revenue of plus or minus 50 days, or on average, $2 million to $2.5 million each. At present, we expect one 486 docking in the June quarter, two 486 dockings in the September quarter and one 486 docking in the March quarter.

Visibility that we have on other unusual items in fiscal 2011 includes an approximate $2.5 million cost to mob idle vessels out of one of our international areas in advance of the expected disposition of these vessels. This cost will be recognized in the first quarter as additional operating expense within “Other vessel operating expenses.” We also expect to take a charge in the second quarter in connection with a UK-based multi-employer pension plan. We do not yet have final actuarial data, but we currently expect the charge to be $6 million to $7 million. When finalized, this amount will also be included as additional operating expense within the “Crew cost” line item. So based on our current sense of additions to and subtractions from the active fleet, the schedule for large dockings, and known unusual items, we expect operating expenses to be plus or minus $155 million in the June quarter and to increase to plus or minus $165 million in the September quarter before then moderating in the second half of the year.

Absent a material rebound in rates and/or utilization or a step-up in vessel additions, we see vessel level cash operating margins averaging 43% to 44% for fiscal 2011. Due to the 486 dockings and the referenced pension charge, the September quarter should be the trough for the year in terms of vessel level cash operating margins at plus or minus 40%. The second half of the year should be better than the first by a couple of percentage points. We do, however, see an eventual recovery in markets and we like both the longer term fundamentals of the OSV business and our relative positioning. The revitalization of our fleet and the replacement of our Company’s earnings capacity is well advanced and we continue to see potential upside in operating margins, earnings and free cash flow, even without additional capital commitments beyond the 36 vessels that we’ve committed to build or buy as of March 31.

And while additional capital commitments are not reflected in the guidance just provided, additional investment — and potentially significant additional investment — is our internal planning case, which of course remains subject to the “right time,” “right equipment” and “right price” caveats that we typically provide.

To wrap up guidance, for modeling purposes we estimate our effective tax rate for fiscal 2011 to be approximately 16%. Fiscal 2010, with an effective tax rate of about 3%, obviously had a number of unusual items, including the large tax settlement in the second quarter, other (largely positive) tax settlements, and the distorting effects to the tax provision line of the seizure of our Venezuelan business. As we expect none of these items to be replicated in fiscal year 2011, 16% is the best estimate that we can give you today.

In regards to dispositions, we hope to maintain the recent pace of 10 to 15 vessels per quarter. “Gains on asset dispositions, net” will of course be volatile, but we are off to a good start in the June quarter, having already recognized plus-$5 million of gains since the close of the March quarter.

Turning now to the balance sheet, available liquidity and capital commitments, cash flow from operations for the 12 months ended March 31 was about $328 million versus $524 million in the same period in fiscal 2009. The March quarter was a heavy one in terms of CapEx. We also expect the June quarter to be heavy as well. We also added an approximate $60 million quarter-over-quarter increase to net working capital in the March quarter, though the working capital trend seems to have somewhat reversed since the close of the quarter.

Total debt at March 31 was $300 million, and cash at March 31 was $223 million. As a result, net debt at the quarter end was about $75 million. Total liquidity at March 31, including undrawn revolving credit capacity, approximates $675 million.

To wrap it up, I’ll summarize near and intermediate cash needs and note that we continue to believe that our fleet renewal program, at lease as is currently constituted, will be funded with future operating cash flow and currently available liquidity.

At March 31, construction in progress includes 31 vessels, including 16 PSVs and 13 anchor handling towing supply vessels, 17 of which are Deepwater vessels. Within the 31 vessel construction projects there’s one vessel under construction, which is a project begun by a competitor and taken over midstream by Tidewater. Aggregate capital cost for the 31 new build vessels is about $682 million, $272 million of which has already been expended at March 31. Remaining payments on construction and progress as of March 31 therefore, are about $410 million, of which approximately $273 million of these payments are expected to be made in fiscal 2011, and approximately $135 million of these payments are expected to be made in fiscal 2012. The very small balance of payments on CIP will be made in fiscal 2013.

Not included in the construction and progress totals is the approximate $61 million cost of five anchor handling towing supply vessels, which we had committed to at the close of the March quarter. We’ve closed on three of these vessels subsequent to the close of the March quarter, and we expect to take delivery of one vessel right before June 30, and one more vessel a week or so later. Parenthetically, I will note since the beginning of fiscal 2010, and consistent with our stated strategy to accelerate our fleet renewal program when presented with attractive opportunities to do so, we have committed to purchase or assume the construction of 12 vessels from competitors.

Current maturities on long term debt are only $25 million.

Finally, as previously disclosed, our Board has approved the extension of our $200 million share buyback authorization to June of 2011. We have not recently been buyers of our shares, but share repurchases remain a tool in our capital management tool kit. With that, I will turn the call back over to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Quinn. In thinking about the outlook for our industry, one cannot ignore the potential impact of the recent accident in the Gulf of Mexico and what impact it may have on near-term domestic offshore drilling activity. That said, it is difficult to believe that governments around the world will turn their back on the tremendous hydrocarbon resources under the oceans. How the industry conducts its operations in the future may change, and the costs of operating offshore is likely to be greater. But I firmly believe that the offshore industry will continue to grow once we get beyond the immediate impact of the accident and the oil spill. One only needs to look at the history of the offshore oil industry following high-profile incidents such as the Santa Barbara oil spill in 1969, the Ekofisk Bravo platform blowout in 1977, the Ixtoc 1 blowout in 1979, the sinking of the Alexander Kielland semi-submersible rig in 1980 and the Piper Alpha explosion in 1988 to know that the business has suffered some significant setbacks that could have derailed the future course of the offshore industry. The fact that today we operate in more countries around the world, in deeper waters and more hostile environments is testimony to the resilience, dedication, technical competence and vision of the personnel who have built and run this industry.

I believe these global trends will continue in the future. The full impact of the Deepwater Horizon incident on future drilling activities is unknown at this time. Though it does speak volumes to the emphasis that our Company places on safe operations. As the industry struggles through the effects of the Gulf of Mexico tragedy, we know that in the intermediate term the industry outlook will be shaped by the health of the global economy and its impact on energy demand. Oil and gas prices for the foreseeable future should remain at levels that provide adequate cash flows for our customers. We believe they will continue to spend money on offshore drilling, development and production, and therefore our business should recover from the recessionary environment of the recent past. As we have stated before, this industry recovery, as it occurs, should reflect a steady upward trend. And we believe this to be paramount to the strategy that we have executed to date, as when the cycle turns, our investment and our fleet are going to cause our earnings to expand like an uncoiled spring, bringing our shareholders excellent returns.

For Tidewater, here is our strategy; we will operate our fleet safely; we will add larger and more capable equipment to our fleet to meet our customers’ increasingly demanding requirements; we will maintain a strong financial condition that ensures our ability to withstand any economic or financial events we may face; we will enter marine markets that offer higher-tech business opportunities with better margins; and we will remain poised to capitalize on vessel acquisition opportunities, be they individual vessel or entire fleet acquisitions. By executing this strategy, we will be positioned to best serve our customers by having the best safety record, the newest and largest offshore support vessel fleet, and the largest geographic foot print, all while affording the best opportunity to provide our owners with the best through-cycle returns. With that, we’re now ready to take questions. Celeste?

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Jim Crandell with Barclays Capital.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi Jim.

Jim Crandell - Barclays Capital - Analyst

Good morning, Dean. Dean, can you estimate for me the run rate you think we are of new vessel delivery today and when you think that run rate of new vessel delivery industry-wide might slow down?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, the run rate is not nearly as high as it was. I think Jeff has got some figures right at his fingertips. Jeff?

Jeff Platt - Tidewater - COO

Well, first off, when you look at the new orders, Jim you asked about the new orders. But new orders vessels per month — and this is going back to the high of half one 2007, about 40 vessels per month. That has come down to about 2.7 new vessels per month being ordered. And then on the delivery side, what we’re kind of projecting for 2010 right now — and this is of everything we deliver — about 283. That drops to 211 and 35 and 12. So really as the order book runs out we see the peak this year and falling off pretty considerably.

Dean Taylor - Tidewater - Chairman, President, CEO

But I do not think there’s any way that 283 vessels are delivered this year, Jim. I think last year about 220 were delivered and I think that is probably industry capacity. And I frankly do not think that 220 will be delivered this year. Does that answer your question?

Jim Crandell - Barclays Capital - Analyst

It does. And then directly related to that, Dean or Jeff, can you estimate industry-wide how many vessels are being retired at the current run rate?

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, we can’t. We know how many we’re retiring. We don’t have a good handle on how many other people are retiring because, as you well know, a large portion of our industry is controlled by owners who own one, two, three, four, five ships. The large — the seven largest companies only control less than about half of the worldwide operating fleet. And so it is difficult to keep track of who is retiring what.

Jim Crandell - Barclays Capital - Analyst

Okay. If you were to just look at the business very simplistically on a global basis, Dean, and one said that demand overall for supply vessels relatively flat, but the industry capacity because of new-build deliveries is growing faster than it is being removed from the fleet, and that is causing day rates to trend lower. Would that be accurate?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, what’s not accurate is demand is flat. I think that demand has fallen principally because of the decrease in the number of jackups that have been drilling. The deeper water, our rig count has actually increased but as you well know, the jackup rig count has decreased relatively substantially and so that’s not a flat demand scenario. We continue to stick to our thesis that the age of the worldwide fleet is such that the arrival of new entrants into the worldwide fleet is not as preoccupying as one might think. Eight hundred vessels are 25 years old or older in the 2400 worldwide vessel fleet, and we think that is going to allow a relatively smooth transition of the new vessels into the worldwide marketplace.

Jim Crandell - Barclays Capital - Analyst

Dean, when I was saying flat, I meant where we are sort of today, I guess. And in going forward, would you still characterize the global demand as falling today?

Dean Taylor - Tidewater - Chairman, President, CEO

No. But as I think I said at your conference and I’ve said at some other conferences, I think the key to our business is really going to be what happens to the jackup market. And so I think that that will be what drives the pickup in industry activity. And when we start to see, when we start to hear the jackup operators reporting that they are pulling units out of stack or they are putting units back to work as well as absorbing new the new jackups into the marketplace that are being delivered, then I think that that bodes well for our industry.

Jim Crandell - Barclays Capital - Analyst

Okay, And, Quinn, I’m sorry, I know you certainly give out a lot of numbers and I just wanted to make sure I had it right. But how many vessels did Tidewater actually acquire from others? I know how many new-builds you had delivered, but how many did you acquire from others in the past quarter?

Quinn Fanning - Tidewater - CFO

Past quarter we committed to purchase five vessels, three of which have been delivered, two of which are pending delivery.

Jim Crandell - Barclays Capital - Analyst

And, Quinn or Dean, how would you characterize the prices you are able to get these vessels for versus, A, new -builds and B, your investment criteria?

Dean Taylor - Tidewater - Chairman, President, CEO

Steve is here. Steve, why don’t you take that one?

Steve Dick - Tidewater - EVP

Jim, what we’re seeing is of course when the market was very heated up, the prices were certainly elevated and that’s fallen back some. There are some opportunities out there, but we’re always very careful about the specifications of the vessels now, and we’ve got some opportunities to pick and choose, and we’re doing that. But the prices have come down. In some cases, about at the new built level or maybe sometimes below, depending on who the owner is, and where he is in his cycle. So the prices are competitive. I don’t think they’ve fallen as much as we might have hoped they would, but we’re getting good, competitive pricing on equipment that’s been delivered, or very soon to deliver.

Dean Taylor - Tidewater - Chairman, President, CEO

Jim, it’s interesting but some classes, prices have fallen substantially. Some other classes of vessels, prices haven’t fallen nearly as substantially, and we think that they will probably fall some more in those classes. I would prefer not to get into which classes we think will fall more. But some classes have fallen where we feel like the opportunities are very actionable. In other classes, we don’t think that the prices are where they need to be yet to activate a buy order.

Jim Crandell - Barclays Capital - Analyst

Okay, and, Dean, am I remembering right that you really stopped ordering new-builds, and if my memory is correct, is that because the opportunity is to buy vessels are sort of in the near term, in the forefront, and you want to have sort of all your firepower for pursuing that?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, our bias is to buy existing equipment so as to not to add to the worldwide order book. But if necessary, we’ll add to the worldwide order book if we don’t feel like prices will reach levels where we think we can make an attractive return long term. But our bias is certainly to buy existing equipment, other people’s mistakes, speculators who have gotten in over their heads, people who cannot come up with financing. That’s been our bias and will continue to be our bias. But if we don’t see asset prices drop to levels where we think that they should be, and we feel like we have a need in our fleet, we’ll add to the worldwide order book.

Jim Crandell - Barclays Capital - Analyst

And did you order new equipment this past quarter?

Jeff Platt - Tidewater - COO

We did not.

Dean Taylor - Tidewater - Chairman, President, CEO

I don’t think so.

Steve Dick - Tidewater - EVP

We stepped into the shoes of some competitors who had some equipment under construction that’s delivering very, very soon. But that wasn’t an order. We took over –

Jim Crandell - Barclays Capital - Analyst

Is that included in the five that Quinn said?

Quinn Fanning - Tidewater - CFO

Just to clarify in terms of time periods we’re discussing, last quarter we committed to purchase five vessels, three of which have been delivered in the fleet and two of which the delivery is pending. If you were to look over the fiscal 2010 period through this call, we have committed to purchase 12 vessels, some of which were step-in efforts on somebody else’s construction project, including the MPSV.

Jim Crandell - Barclays Capital - Analyst

And just one final question. Can you disclose or can you tell us if your MPSV is under contract and generally what the contract terms are for that unit?

Dean Taylor - Tidewater - Chairman, President, CEO

Jeff is nodding his head and so I will let him respond.

Jeff Platt - Tidewater - COO

Jim, I do not want to give you too much of the details but, yes, she is on a term contract and we’re pretty happy with where we are with that [boat] today.

Jim Crandell - Barclays Capital - Analyst

Okay, good Congratulations. Thank you very much.

Dean Taylor - Tidewater - Chairman, President, CEO

And, Jim, I think that the opportunities for that ship are really going to be nice.

Jim Crandell - Barclays Capital - Analyst

Good. Okay. I’ll wait on further questions. Thank you very much.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Jim.

Operator

Your next question comes from the line of Dan Boyd with Goldman Sachs.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Dan.

Dan Boyd - Goldman Sachs - Analyst

Hi. Thanks, guys. I just wanted to follow up on one of Jim’s questions there. Is it correct that the vessels that you are purchasing are for roughly around new-build costs?

Steve Dick - Tidewater - EVP

Depending on the classes, there are some that we’ve done below new-build cost and some that would be about what a new build, if you placed the order today, what it would be.

Dan Boyd - Goldman Sachs - Analyst

Is that then also by extension fair to say day rates in the market are still somewhat at a level that would allow for an adequate return on additional new-builds? So even though the market is down quite significantly, we’re still at a relatively healthy level by historical standards on some of this new capacity?

Jeff Platt - Tidewater - COO

This is Jeff. I think as Dean said, some of the vessel classes we still see some rates where people put boats to work that don’t make a lot of sense to us. There are other vessel classes where obviously we’ve just exercised the five that Quinn talked about. Those obviously made sense for us. That is why we did the deal on it, so it is kind of a little bit all over the place depending on vessel classes.

Dan Boyd - Goldman Sachs - Analyst

Can you help us to understand, or are you seeing a bifurcation in the market where vessels that would at least meet the requirements of customers’ newer vessels or newer tonnage, are getting a premium? And maybe some perspective of what that looks like.

Dean Taylor - Tidewater - Chairman, President, CEO

There has always been a bifurcation in the market, Dan. I think that every one of our presentations has shown a difference between day rates generated by the newer vessels, as compared to those who are more traditional. There has always been a bifurcation. And what is actually interesting is that if you look through time on any of the charts that we’ve provideed in our presentations, the bifurcation has remained relatively constant.

Dan Boyd - Goldman Sachs - Analyst

From a customer perspective, are they able to get more out of those vessels? Are they, as new tonnage is delivered to the market, are they using fewer vessels per project? Is the total cost of your customer actually less because of these efficiency gains or – ?

Dean Taylor - Tidewater - Chairman, President, CEO

You might want to talk to the customers to get their viewpoint, but we feel like there’s much diminution in the vessel needs, new boat versus old boat, even though the new vessels are more efficient, they are faster, they carry bigger cargoes, they pump material at a faster rate. Typically the difference in the rig – the distance offshore has increased for the platforms that they are servicing. So in terms of ton miles moved of cargo, there has not been much change in overall cargo carried if you get what I’m saying.

Dan Boyd - Goldman Sachs - Analyst

Yes. That sounds like as the rig count improves we would expect the same number both for rig count or general activity to hold constant.

Dean Taylor - Tidewater - Chairman, President, CEO

Actually, I’ve said this in various conferences. If you look both in the Gulf of Mexico and in the North Sea, there are more boats per rig today than there were ten years ago and there were more ten years ago than there were 20 years ago. So even though things have gotten to be bigger, more sophisticated, safer for sure, there are more boats per rig working. I think a lot of that is spread cost has gone up significantly where the operators does not want to beggar the cost of the spread for want of a boat. And so I think – again, probably best to talk to them as to how they perceive what they want to pay for boats as compared to the rest of their spread. But if you just look at averages of boats per rig in the North Sea and the Gulf of Mexico, certainly which are the two more sophisticated markets, there are more boats per rig in each of those markets now than there were ten years ago and there were more ten years ago than 20 years ago.

Dan Boyd - Goldman Sachs - Analyst

All right. Okay. I appreciate the color. Thanks.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you.

Operator

Your next question comes from the line of Pierre Conner with Capital One.

Steve Dick - Tidewater - EVP

Hello, Pierre.

Pierre Conner - Capital One - Analyst

Good morning, gentlemen. Jim and Dan have covered a lot of territory, maybe try to pull some of that together. Some of your thoughts on the timing of the trends that you’ve discussed with them. So as indicated, you are getting some potential new construction costs as well as secondary purchases coming inline. But which one in your experience begins to recover first, assuming you get a recovery in rates? Talk to us a little bit about the timing of the cycles, of those things, Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, utilization has to to recover first. Rates won’t recover until utilization recovers. And typically when effective utilization gets to be at about 80%, both the boats and rigs, pricing power starts to move toward us, away from the customer. And so until you see worldwide utilization rates improve, I don’t think you’ll see day rates improve.

Pierre Conner - Capital One - Analyst

Given the commentary about the jackups in particular, Dean, and I think that some of the jackup operators have indicated stable in some markets, maybe increased inquiries in Southeast Asia. Is there a quarter or so lag from those type of discussions until you begin to see the vessel utilization improve? Or what lag time?

Dean Taylor - Tidewater - Chairman, President, CEO

I don’t pay much attention to discussions, nor do I pay much attention to contract inquiries. What I pay attention to is contracts signed. And when contracts are signed, typically things start to happen pretty quickly. We’ve heard for the last couple of quarters that inquiries for jackups have increased. But you’ve not actually seen much increase in the number of contracts signed for jackups. But when you start to see those contracts being signed and jackups going to work, you’ll know that we’ll be right behind them.

Pierre Conner - Capital One - Analyst

Okay. Pretty quickly. And then continuing on with the other topics you discussed, what’s the response in asset prices or new construction prices when you begin to see that utilization moved? How much window do you have potentially to get aggressive when you see some recovery in utilization?

Dean Taylor - Tidewater - Chairman, President, CEO

Well, it’s an interesting business, as you know. It depends on how badly the speculators have been hurt this time, and I think many have been hurt enough where they are not going to jump in next time until they feel like the cycle is relatively long and deep. But the established operators typically are pretty measured in their response to market turns because they understand the business. It is cyclical. They are not trying to flip assets. They are operators, they are not asset flippers And you get guys who think that they can flip an asset, they jump in and they put 10% down on a project and hope that they can flip it before they need to come up with the other 90%. Those are the guys that typically cause overbuilding to occur. And I think there’s been enough pain felt by them that they may not be so quite ready to jump in with new orders when the market turns the next time. So to keep speculators out of the market, of course, is almost impossible. But I think our window is probably wider than some people might think.

Pierre Conner - Capital One - Analyst

That is interesting. That’s just what I was looking for. And then my last one relative to potential regulation that may follow on the disaster. I know that after Piper Alpha, there were requirements that increased the amount of standby vessels. And, Dean, in the Gulf, do you have a sense – or Jeff, anyone who wants to step in there – is there anything that can be done if they choose to add additional standby, or really from total coverage I’m assuming that could be applied of course more than just the US Gulf if that becomes popular?

Dean Taylor - Tidewater - Chairman, President, CEO

Pierre, we do not want to rely on regulation for the success of our business model. If it occurs, I think what is going to happen, particularly in the contract Gulf of Mexico and we see some people in our industry sort of hoping that there will be requirements for standby vessels thinking that it will be better for them. But it also has to be better for our customer as well because if our customer’s economics deteriorate to the extent that a project that was marginally feasible prior to the implementation of regulations becomes economically unfeasible, then nobody wins. And I think that’s the real challenge that’s going to result from what really is a black eye for the industry. It is entirely conceivable that they can shut down activity either through regulation or legislation that will really harm not only the industry, but the populus as a whole. The greater risk of an ecological incident has always been in the transportation of the product, not on the exploration or the production of the product. If we get to where we’re importing more and more product because we’re having less and less activity off of our shores, that is going to be a negative for our country. And that’s my fear. And so the people who are saying, oh, boy, we can have a standby boat requirement on all the operators on the rig. Well, if the operator does not operate, there is nothing working. There is not only not a standby vessel working, there is nothing supporting the other E&P activities. So that’s how we feel about that. If it happens, we’ll react to it. But we’re not hoping for it to happen, to ensure the success of our business model.

Pierre Conner - Capital One - Analyst

Got it. Well said. Very good. I’ll turn it back, gentlemen. Thank you very much.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Pierre.

Operator

Your next question comes from the line of Terese Fabian from Sidoti.

Terese Fabian - Sidoti - Analyst

Hi. thank you. Good morning. I have just two questions. One it has been about a month since the rig explosion, moratorium on drilling during most of the period, a lot uncertainties that you just said about regulations. But even during this short time, are you seeing any movement of vessels by others in the Gulf area, any movement out of the area that would compete with some of your work internationally?

Jeff Platt - Tidewater - COO

Terese, this is Jeff. We really haven’t seen much of that at all.

Terese Fabian - Sidoti - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

It is early, Terese. I think there has actually been more activity in the Gulf as a result of the incident and there’s not been yet – the negative effects of the moratorium have yet to demonstrate themselves. But if the moratorium is extended 30, 60, 90, 120 days, then I think that that is a risk that our Company will bear, but we’ve not seen any of it yet.

Terese Fabian - Sidoti - Analyst

Thank you. And my second question is on the details of your fourth quarter taxes, maybe for you, Quinn. I know you said there was some impact of the Venezuelan vessel seizures. How does that break out, because it is a relatively low number there for taxes?

Quinn Fanning - Tidewater - CFO

Well it is a low number both for the quarter and for the year. We had the large tax settlement in the second quarter, which I mentioned over the course of the year that was a $0.70 per share benefit. The kind of operating tax rate will – the 16% that we’re using for guidance is not dramatically different than what our effective tax rate would have been prior to some of these unusual items. I mentioned the second quarter settlement. We had some other small settlements at the state level and then there were – and when I say the distorting effects of the Venezuelan seizure is because we had an expense line which was reserved for potentially uncollectible accounts which did not have any tax consequence, so all things being equal you would have lower pretax earnings but you would not impact the tax provision line as a result of the provision. So it is kind of tough get you to a dollar value or a percentage number on a line-by-line item basis, but we acknowledge that there was a lot of noise in the tax provision line on a go-forward basis, 16% is the number that we think is as good as any other.

Terese Fabian - Sidoti - Analyst

And so the fourth quarter was essentially the Venezuelan issues there?

Quinn Fanning - Tidewater - CFO

The fourth quarter was not the Venezuelan issues. We took the provision for potentially uncollectible accounts in first quarter of the fiscal year. And the last fiscal quarter we had some other, smaller positive tax settlements and various [Fin] 48 adjustments and so on and so forth.

Terese Fabian - Sidoti - Analyst

Thank you.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Terese.

Quinn Fanning - Tidewater - CFO

And volatility is probably not to be unexpected in the tax line, in part because we don’t know what will happen in Venezuela and lots of other elements of our business.

Terese Fabian - Sidoti - Analyst

Okay, thanks.

Operator

Your next question comes from the line of Richard Sanchez with ODS Petro Data.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Richard.

Richard Sanchez - ODS Petro Data - Analyst

Good morning. My question is regarding Petrobras’ desire for younger vessels, less than 25 years. Do you think this will impact Tidewater very much? I understand you have quite a lot of older vessels down in Brazil.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we’ve been in Brazil a long time, Richard. We think that we’re going to continue to be able to compete there very effectively. We understand that, like many customers around the world want newer, more advanced equipment, and we intend to help fill that demand. Jeff wants to add something.

Jeff Platt - Tidewater - COO

[Peter,] we’ve been moving in and have some new equipment down there and so we’ve actually got a pretty significant new vessel fleet in Brazil too.

Richard Sanchez - ODS Petro Data - Analyst

And then my second question –

Jeff Platt - Tidewater - COO

Does that answer your question?

Richard Sanchez - ODS Petro Data - Analyst

Yes, sir. My second question is are you anticipating any kind of lull in activity here in the Gulf because of hurricane season? Do you think you will be stacking – ?

Dean Taylor - Tidewater - Chairman, President, CEO

I think that I said in our last conference that what my fear is, is that the Gulf of Mexico becomes more of a seasonal market and that during the hurricane season it’s less active than it used to be. That’s being driven mainly by insurance concerns of the operators and the rig owners. We’re hopeful that that does not occur, but it could well occur and I think that this year it will be interesting to see what does develop. Of course this year will be skewed by the spill and the activity surrounding it. And so it will be difficult to judge anything based on what happens this year, I would say.

Richard Sanchez - ODS Petro Data - Analyst

And then one last question, is regarding the operating costs for working vessels. Has that changed any in the last six months? Have you found that costs have been higher or lower for actually operating vessels?

Jeff Platt - Tidewater - COO

No, [Peter,], in the last six months, it has been, I think, relatively flat. Certainly, a lot of the pressure we had from the crewing side, the crew costs over the previous several years, I think that has subsided a little bit. So overall, I would say it is more of a stable number versus any radical changes.

Richard Sanchez - ODS Petro Data - Analyst

All right. Thank you very much, gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Good talking to you, Peter. Thank you.

Operator

(Operator Instructions). We have a follow-up question from the line of Pierre Conner with Capital One.

Dean Taylor - Tidewater - Chairman, President, CEO

Hi, Pierre.

Pierre Conner - Capital One - Analyst

Thanks for taking my follow-up. Actually, Terese’s question prompted me to remind about – Have you seen any desire to try to get a waiver on Jones Act requirements due to this short-term pop in specialized vessels needed around the disaster response? Or is there any movement in that direction?

Dean Taylor - Tidewater - Chairman, President, CEO

Steve was at an [omnibus meeting] just recently. Steve may want to respond to that, Pierre.

Steve Dick - Tidewater - EVP

Sure, Pierre. I’m not aware of any, but some of the foreign flagged vessels that are here that were engaged in other operations, this isn’t the carriage of materials to important places. And they were assisting as they could. But I’m not aware of any applications that have been made for waivers for foreign flagged vessels to respond to this incident.

Pierre Conner - Capital One - Analyst

Okay, great. That’s exactly – Thanks, Steve. Thank you, gentlemen.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Pierre.

Operator

(Operator Instructions). And you have no further questions at this time.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, thank you, everyone, for participating in our call today. Thanks for your interest in our Company and God Bless everybody. Thanks.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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